Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Phil Nichols

Treasurer

(866) 814-6512

MASSEY ENERGY REPORTS FIRST QUARTER 2007

FINANCIAL RESULTS

Richmond, Virginia, April 26, 2007—Massey Energy Company (NYSE: MEE) today reported that its produced coal revenues for the first quarter ended March 31, 2007 increased by 9% to $519.7 million from $475.7 million in the quarter ended March 31, 2006. First quarter net income was $32.6 million, or $0.40 per share, versus net income of $5.6 million, or $0.07 per share in the first quarter of 2006. EBITDA in the first quarter of 2007 was $117.7 million compared to $81.0 million in the first quarter of 2006. For a reconciliation of the non-GAAP measure EBITDA, see Note 2 in the accompanying financial tables.

Massey’s operating cash margin per ton of $9.90 during the quarter was driven by recovering productivity and strong revenue growth. The Company reported that the labor shortages and high turnover rates experienced in 2005 and 2006 have moderated in 2007. “With a more stable workforce, we are building on the skill and experience levels of our members,” said Don L. Blankenship, Massey’s Chairman and CEO. “Our focus in 2007 remains on increasing productivity that will allow us to further lower our production costs and widen our cost advantage in Central Appalachia.”

Produced coal revenue per ton during the quarter benefited from the expiration of some below-market priced contracts and from increased levels of metallurgical and industrial sales. Utility and metallurgical coal price realizations averaged $45.01 and $73.68 per ton, respectively, in the first quarter of 2007, versus $41.18 and $62.44 per ton, respectively, in the first quarter of 2006. The Company sold 2.3 million tons of metallurgical coal in the first quarter of 2007, with 57% of these tons going to the export market. “Strong global demand for metallurgical coal has allowed Massey to shift volumes from the domestic steam market into the export metallurgical market, helping to increase margins,” elaborated Blankenship.

Massey also noted that a recent federal court decision challenging the Army Corps of Engineers permitting process resulted in the rescission of four of Massey’s surface mining fill permits. Subsequent to the initial ruling, the federal court stayed parts of its ruling by allowing work to continue in fills that were already under construction. Massey has filed an appeal of the court decision and, with the stay in place, does not expect any material impacts to the Company’s guidance for 2007. Massey believes it is in the best position of any of its Central Appalachian competitors to deal with any potential negative impacts from this ruling. Massey’s superior coal reserves position, premier equipment fleet and skilled workforce give it the flexibility to adjust mining plans, if required.

The Company is also working to meet the many requirements of the new federal and state mining regulations. “The industry must not allow this regulatory compliance effort to distract it from focusing on accident prevention. Rigorous training, employing best practices and implementing accident prevention technologies are the most effective means of keeping our members safe,” stated Blankenship.

1st Quarter Highlights

	1st Qtr. 2007	4th Qtr. 2006	1st Qtr. 2006
Produced tons sold (millions)	9.9	9.3	10.1
Produced coal revenue ($ millions)	$519.7	$471.7	$475.7
Produced coal revenue per ton	$52.26	$50.51	$46.90
Average operating cash cost per ton	$42.36	$44.39	$40.69
EBITDA ($ millions)	$117.7	$78.8	$81.0

Guidance and Commitments

The Company projects 2007 produced coal shipments will be between 40 and 42 million tons, with average produced coal realization between $51.00 and $52.00 per ton. The Company anticipates continued productivity improvements and will continue to evaluate its optimal produced coal volume level taking into consideration prevailing market conditions. Average cash costs per ton for 2007 is projected to be between $40.00 and $42.50.

Sales commitments for 2008 currently total 35.1 million tons, with an average realization on priced tons of approximately $50.50 per ton. Commitments include 26.9 million tons of priced utility and industrial steam coal and 5.0 million tons of priced metallurgical coal. A total of 3.2 million of the committed tons remain unpriced.

Sales commitments for 2009 currently total 27.3 million tons, with an average realization on priced tons of approximately $46.50 per ton. Commitments include 24.2 million tons of priced utility and industrial steam coal and 1.7 million tons of priced metallurgical coal. A total of 1.4 million of the committed tons remain unpriced.

Coal Market Overview

•

Stockpile levels at utilities served by Central Appalachian producers have fully recovered due to a mild winter and improved rail performance. According to the Energy Information Administration, regional coal production volumes have decreased 10% during the first quarter of 2007 versus the same period of 2006. Volumes decreased mainly due to the idling of high cost production.

•

Recent coal contract forward pricing for 2008 and 2009 has declined from levels contracted during 2005 and 2006. If forward pricing remains at these lower levels, the Company would expect other regional producers to struggle to maintain profitable production at current volumes as higher priced sales contracts expire and coal reserves are depleted.

•

The Company continues to believe that fundamentals for strong domestic coal demand remain intact. U.S. economic expansion, the high price of competing fuels and increased momentum to develop coal-based alternative fuels all position coal well for the future.

•	Demand for metallurgical coal remains strong. Robust world steel production and bottlenecks in Australian coal supply have lent support to the export market for U.S. metallurgical coal.

Liquidity and Capital Resources

Massey ended the month of March 2007 with available liquidity of $383.9 million, an increase of $33.9 million over December 31, 2006 available liquidity. Available liquidity at March 31, 2007 includes $112.6 million available on its asset-based revolving credit facility and $271.3 million in cash. Total debt at March 31, 2007 was $1,104.2 million compared to $1,104.9 million at December 31, 2006.

Massey's total debt-to-book capitalization ratio was 60.1% at March 31, 2007 compared to 61.3% at December 31, 2006. After deducting available cash of $271.3 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $727.9 million. Total net debt-to-book capitalization was 49.9% at March 31, 2007 compared to 52.2% at December 31, 2006.

Capital expenditures totaled $60 million in the first quarter of 2007 compared to $76 million in the first quarter of 2006. Capital expenditures are expected to total $220 million in 2007.

Depreciation, depletion and amortization (DD&A) was $62.1 million in the first quarter of 2007 compared to $56.7 million in the first quarter of 2006. DD&A is expected to total between $235 and $245 million for 2007.

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss first quarter earnings on Friday morning, April 27, 2007, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website. The conference call replay can be accessed through May 26, 2007 by dialing (800) 642-1687 or (706) 645-9291.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, which was filed on March 1, 2007. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS—UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended
	March 31, 2007	March 31, 2006
Revenues
Produced coal revenue	$519.7	$475.7
Freight and handling revenue	43.9	40.9
Purchased coal revenue	25.1	27.4
Other revenue	18.6	15.5

Total revenues	607.3	559.5

Costs and expenses
Cost of produced coal revenue	401.0	395.2
Freight and handling costs	43.9	40.9
Cost of purchased coal revenue	22.1	22.9
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	61.3	55.8
Selling, general and administrative	0.8	0.9
Selling, general and administrative	20.2	17.5
Other expense	2.4	2.0

Total costs and expenses	551.7	535.2

Income before interest and taxes	55.6	24.3
Interest income	5.4	4.9
Interest expense	(21.4)	(21.6)

Income before taxes	39.6	7.6
Income tax expense	(7.0)	(1.4)

Income before cumulative effect of accounting change	32.6	6.2
Cumulative effect of accounting change, net of tax	—	(0.6)

Net income	$32.6	$5.6

Income per share - basic:
Income before cumulative effect of accounting change	$0.40	$0.08
Cumulative effect of accounting change	—	$(0.01)

Net income per share - basic	$0.40	$0.07

Income per share - diluted:
Income before cumulative effect of accounting change	$0.40	$0.08
Cumulative effect of accounting change	—	(0.01)

Net income per share - diluted	$0.40	$0.07

Shares used to calculate income per share:
Basic	80.6	81.5

Diluted	81.0	82.2

EBIT	$55.6	$24.3
EBITDA	$117.7	$81.0

	For the three months ended
	March 31, 2007	March 31, 2006
Produced tons sold:
Utility	6.6	7.1
Metallurgical	2.3	2.1
Industrial	1.0	0.9

Total produced tons sold	9.9	10.1

Total tons produced	10.5	10.5

Produced coal revenue per ton sold
Utility	$45.01	$41.18
Metallurgical	$73.68	$62.44
Industrial	$51.08	$55.33
Produced coal revenue per ton sold	$52.26	$46.90

Average cash cost per ton	$42.36	$40.69

Capital expenditures	$59.9	$76.3
Number of employees	5,415	5,605

	March 31, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$271.3	$239.2
Trade and other accounts receivable	240.3	197.1
Inventories	194.2	191.1
Other current assets	164.1	172.3
Net property, plant and equipment	1,772.7	1,776.8
Other noncurrent assets	165.7	164.2

Total assets	$2,808.3	$2,740.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$1.8	$2.6
Other current liabilities	374.5	352.0
Long-term debt	1,102.4	1,102.3
Other noncurrent liabilities	597.6	586.5

Total liabilities	2,076.3	2,043.4

Total stockholders' equity	732.0	697.3

Total liabilities and stockholders' equity	$2,808.3	$2,740.7

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three months ended March 31, 2006 as such inclusion would result in antidilution. There was no antidilutive effect for the three months ended March 31, 2007.

Note 2: "EBIT" is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. "EBITDA" is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended
	March 31, 2007	March 31, 2006	December 31, 2006
Income before interest and taxes	55.6	24.3	19.8
Depreciation, depletion and amortization	62.1	56.7	59.0

EBITDA	$117.7	$81.0	$78.8

Note 3: "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended
	March 31, 2007		March 31, 2006		December 31, 2006
	$	per ton	$	per ton	$	per ton
Total costs and expenses	$551.7		$535.2		$528.6
Less: Freight and handling costs	43.9		40.9		41.1
Less: Cost of purchased coal revenue	22.1		22.9		12.7
Less: Depreciation, depletion and amortization	62.1		56.7		59.0
Less: Other expense	2.4		2.0		1.3

Average cash cost	$421.2	$42.36	$412.7	$40.69	$414.5	$44.39

Note 4: The Company's debt is comprised of the following:

	March 31, 2007	December 31, 2006
6.785% senior notes due 2013, net of discount	$755.0	$754.8
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	10.0	11.3
Fair value hedge adjustment	(6.1)	(6.5)

Total debt	1,104.2	1,104.9
Less: short-term debt	1.8	2.6

Total long-term debt	$1,102.4	$1,102.3

Note 5: "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	March 31, 2007	December 31, 2006
Long-term debt	$1,102.4	$1,102.3
Plus: Short-term debt	1.8	2.6
Less: Cash and cash equivalents	271.3	239.2
Less: Restricted cash	105.0	105.0

Net debt	$727.9	$760.7

Note 6: The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total stockholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	March 31, 2007	December 31, 2006
Long-term debt	$1,102.4	$1,102.3
Plus: Short-term debt	1.8	2.6

Total debt (numerator)	1,104.2	1,104.9

Plus: Total stockholders' equity	732.0	697.3

Book capitalization (denominator)	$1,836.2	$1,802.2

Total debt-to-book capitalization ratio	60.1%	61.3%

Net debt (from Note 5) (numerator)	727.9	760.7
Plus: Total stockholders' equity	732.0	697.3

Adjusted book capitalization (denominator)	$1,459.9	$1,458.0

Total net debt-to-book capitalization ratio	49.9%	52.2%

Note 7: "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 3). Although Operating cash margin per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold. Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Produced coal revenue to Operating cash margin per ton.

	Three months ended
	March 31, 2007
	$	per ton
Produced coal revenue	$519.7	$52.26
Less: Average cash cost (from Note 3)	421.2	42.36

Operating cash margin	$98.5	$9.90